Exhibit 10.23

Royalty Agreement

Between

K2M, Inc. and Josef Gorek, M.D.

This royalty agreement is made and effective this 1st day of April, 2007 (the “Effective Date”) between K2M, Inc., having an address at 751 Miller Drive, SE, Suite F-1, Leesburg, Virginia 20175 (“K2M”) and Josef Gorek, M.D., having an address at P.O. Box 365, Ross, CA 94957 (“Dr. Gorek”).

WHEREAS, Dr. Gorek brought to K2M a disposable, flexible screw based percutaneous retractor concept for consideration by K2M; and

WHEREAS, K2M and Dr. Gorek agreed that if K2M commercialized the percutaneous retractor concept then K2M would pay a royalty to Dr. Gorek of three percent (3%) of Net Sales; and

WHEREAS, K2M has developed the percutaneous retractor concept and intends to commercialize the percutaneous retractor;

NOW, THEREFORE, subject to the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Assignment. Dr. Gorek hereby sells, assigns, grants, transfers, conveys and delivers to K2M to have and to hold until the end of time all right, title and interest, free and clear of all liens or claims, in and to the percutaneous retractor, including but not limited to the patent application entitled Minimally Invasive Retractor and Methods of Use, filed with the United States Patent and Trademark Office on September 26, 2006, which has been assigned serial number 11/528,223 claiming priority to provisional patent application serial number 60/720,670 filed September 26, 2005, together with all continuations, divisions, continuations-in-part, and foreign corresponding patent applications, together with any and all patents which may issue on or from any of the foregoing throughout the world, and any confirmations, reissues, reexaminations extensions, patents of addition and the like which may issue or be issued relating to any of them (the “Assigned Intellectual Property”).

2. Cooperation. Dr. Gorek agrees to provide reasonable cooperation and assistance to K2M in protecting the percutaneous retractor in the name of K2M, including but not limited to reviewing and executing any documents reasonably deemed necessary or desirable to apply for and receive patent protection for the percutaneous retractor and related or ancillary concepts, and to cooperate as reasonably necessary to support efforts deemed reasonably necessary by K2M to enforce its rights in and to the percutaneous retractor.

3. Royalties. K2M agrees to pay to Dr. Gorek, as full and complete payment for the rights transferred to K2M pursuant to this agreement, a periodic royalty (“Royalties”) of three percent (3%) of Net Sales of percutaneous flexible screw based retractors exemplified by K2M catalog number 1001-90028 (“Products”), but not less than a minimum of Twenty Five Dollars ($25) per each such retractor sold or used in surgery. Products shall include future modifications of the percutaneous retractor or related or new improvements or additions to such percutaneous retractor to the extent such improvements or modifications are or could be entitled to priority from U.S. patent application serial number 11/528,223. For the purpose of clarity, however, Products shall not include devices designed for use with the flexible screw based retractor, including but not limited to implants and instruments used or designed for use with the percutaneous retractor. Furthermore, any and all future flexible screw based retractors which are not and could not be entitled to priority to U.S. patent application serial number 11/528,223 shall be subject to Dr. Gorek’s Consulting Agreement with K2M BSA, LLC unless otherwise agreed in advance by K2M, Inc. and Dr. Gorek. Royalties on Net Sales of Products occurring during the term of this Agreement shall be paid as follows:

(i) if such sale is in a country where such sale is covered by at least one issued, valid and enforceable claim of a patent naming Dr. Gorek as inventor and assigned to K2M pursuant to this Agreement, then Royalties shall be paid on such sales for the life of the applicable patent in such country, and after expiration of such applicable patent K2M shall have the right to continue selling Products in such country without any further obligation to pay Dr. Gorek Royalties on sales of such Products; or

(ii) if such sale is made in a country where there is no issued, valid and enforceable claim of a patent naming Dr. Gorek as inventor and assigned to K2M pursuant to this Agreement which covers such sale, then K2M shall pay Royalties on such sales for a period of twelve (12) years from the Effective Date, after which time K2M shall have the right to continue selling Products in such country without any further obligation to pay Dr. Gorek royalties on sales of such Products. Notwithstanding the foregoing, in the event Licensee commences payment of royalties to Dr. Gorek hereunder and thereafter a patent issues to K2M covering such Product and naming Dr. Gorek as inventor, the payment of royalties on such Product shall thereafter be for the life of such patent, if longer.

In the interest of clarity, in the event K2M decides to market a non-disposable reusable Product, K2M shall pay to Dr. Gorek a royalty of Twenty Five Dollars ($25) for each use of such Product to place a screw implant in surgery, with a minimum royalty of One Hundred Dollars ($100) for each surgery in which such reusable Product is used.

4. Net Sales. The term “Net Sales” for any period means gross sales of the Products billed and shipped by K2M or its Affiliates, Licensees, or permitted assignees, or other wise used in surgery in connection with sales efforts of K2M or its Affiliates, Licensees or permitted assignees, less allowances and discounts actually allowed, fees or commissions to a salesman or sales representatives, returns, invoices written off as uncollectible (except if and insofar as such invoices are subsequently collected), billed taxes and customs duties paid by K2M or its Affiliates, Licensees, or permitted assignees, costs of insurance and transportation, freight and transit insurance and tax, and shall not include samples or demonstration materials or any sale to K2M employees or employees of its Affiliates, Licensees, independent sales representatives or permitted assignees for any reason other than resale or use in surgery. The term “Net Sales” shall not include

(i) sales directly or indirectly between the Parties,

(ii) sales by independent distributors (but shall include sales to such independent distributors),

(iii) sales between K2M and its Affiliates, Sublicensees or permitted assignees, or

(iv) sales to any hospital or health care facility at which Dr. Gorek holds medical staff privileges.

As used herein, the term “Affiliates” means a person or entity that directly or indirectly controls, is controlled by or is under common control with a party to this Agreement including but not limited to subsidiaries, and or associate companies. As used herein, the terms “Licensee” or “Licensees” means any party to whom K2M grants an arms length license to make, use or sell Products under the Assigned Intellectual Property. K2M, as the sole owner of the Assigned Intellectual Property, has the right to grant such licenses as it sees fit, provided, however, that K2M agrees not to grant any license which would result in payments to Dr. Gorek for sales or use in surgery of Products which would be less than had K2M sold or used such product in surgery without first obtaining Dr. Gorek’s consent to such license.

5. One Royalty Per Product. Under no circumstances shall more than one royalty apply to the sale of a Product, regardless of whether such Product is covered by more than one patent or patent claim.

6. Royalty Accrual. Royalties payable to Dr. Gorek pursuant to this Agreement shall accrue as and when a Net Sale subject to such royalty is recorded by K2M (or when it should be recorded by K2M under generally accepted accounting principles consistently applied) or, as the case may be, K2M’s Affiliate, Licensee, or permitted assignee, in accordance with the definition of “Net Sale”, and shall be paid to Dr. Gorek in accordance with the provisions of Section 7 below.

7. Reports. K2M agrees to deliver quarterly written reports to Dr. Gorek for each quarterly period for which royalties are payable, within forty-five (45) days after the end of each such period. The report shall set forth the number of Products sold by K2M, its Affiliates, Sublicensees and permitted assignees during such quarterly period, and, based thereon, the calculation and amount of Royalties payable to Dr. Gorek with respect to such sales. All information contained in such quarterly reports shall be treated as K2M’s confidential information subject to Section 9.

8. Payment, Records and Examination. Royalties payable pursuant to Section 3.1 above, if any, for a reported period shall be due and payable, to the extent calculated and set forth in the corresponding quarterly report delivered to Dr. Gorek pursuant to Section 7, simultaneously with the submission of such report, by check or bank transfer. In order to enable an independent certified public accounting firm (the “CPA Firm”) of nationally recognized standing, appointed by Dr. Gorek, and reasonably acceptable to K2M, to verify the proper determination of Royalties which may accrue from time to time pursuant to this Agreement, K2M shall maintain records in sufficient detail to allow for such verification, and, subject to Section 9 below and upon reasonable notice, allow the CPA Firm to examine K2M’s consolidated books and records, and the books and records of its Licensees and permitted assignees pertaining to Product sales subject to K2M’s Royalty obligations hereunder (such examination, the “Examination”). Examinations shall occur on a date reasonably convenient to K2M, only during normal business hours, and not more than once a year, and shall be solely for the purpose of verifying the calculation of Royalties due under this Agreement. The CPA Firm shall furnish a copy of any Examination results to Dr. Gorek and K2M promptly after completion thereof, together with all work papers. Unless written objection is made by Dr. Gorek and delivered to K2M within ninety (90) days after completion of any such Examination, or, in the absence of any such Examination within twenty-four (24) months following a calendar year, upon expiration of such twenty-four (24) months, the calculation of Royalties for any period prior to the date of such Examination or, as the case may be, twenty-four (24) month period, shall be final and binding on the parties. It is understood that K2M shall not be required to furnish or permit the examination of the identities, at any time, of customers or other non-price information as to specific sales or otherwise. Any information provided to Dr. Gorek or the CPA Firm pursuant hereto shall be treated as K2M’s confidential information subject to Section 9. Dr. Gorek shall be responsible for all costs incurred by him in connection with any Examination.

9. Confidentiality. During the term of this Agreement and for an additional five (5) years, each party agrees to keep and maintain the terms of this Agreement confidential, and to keep confidential and use solely insofar as permitted by the express terms of this Agreement any other non-public information disclosed to, or obtained from such party by the other parties in connection with this Agreement. Notwithstanding the foregoing, it shall not be a breach of this Agreement (i) in the event an action by one party is believed by the other party to be in breach of this Agreement, for the other party to file under seal with the court in such action such terms of this Agreement as are reasonably necessary in order to bring or defend such action, (ii) for each party to share the terms of this Agreement with its counsel, provided such counsel is or has been made aware of the obligations of confidentiality herein, (iii) for any party to disclose such information as may be required by law or court order, after first having given the other party at least ten (10) days written notice of such legal requirement or order of court and intent to disclose pursuant to said requirement or order and (iv) for each party to share the terms of this Agreement with any of its Representatives (as defined below), including, without limitation, potential or actual licensees or sublicensees or permitted assignees, as such party reasonably deems necessary based on a need to know basis, provided that the disclosing party, prior to disclosure, shall obtain a binding agreement of such Representatives requiring them to retain the disclosed terms in confidence according to confidentiality obligations that are at least as stringent as those imposed herein. The term “Representative” includes a party’s and its Affiliates’ respective directors, officers, employees, agents, financial advisors, attorneys, insurers, accountants and permitted assignees and sublicensees. The provisions of this Section 9 shall survive expiration or termination of this Agreement.

10. Regulatory Interaction. Interaction with regulatory agencies in any country, including but not limited to the FDA and any international regulatory agencies, concerning Products manufactured or sold by K2M or its Affiliates, Licensees or permitted assignees, shall be a matter for the sole discretion of, and shall be conducted by or with authority from, K2M or its Affiliates, Licensees or permitted assignees.

11. Marketing Rights. Notwithstanding any provision of this Agreement to the contrary, neither K2M, its Affiliate, Licensee, permitted assignee, or successor shall be obligated to, or have any liability to Dr. Gorek for failure to, evaluate, develop, test, conduct clinical trials, make, have made, use, practice, manufacture or have manufactured any Product or for failure to seek or pursue any regulatory approvals with the FDA or any international regulatory agencies.

12. Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered by messenger or air courier (fare prepaid), and all payments shall be delivered, to the party to whom such notice or payment is required or permitted to be given at its address set forth as follows: if given to Dr. Gorek, to: P.O. Box 365, Ross, CA 94957; or, if given to K2M, to: President, K2M, Inc., 751 Miller Drive, SE, Suite F1, Leesburg, VA 20175. Any such notice shall be considered given when delivered, as indicated by signed receipt or other written delivery record, and, absent such receipt or record, such delivery shall be deemed to have occurred one business day after sending by next day messenger or courier and five business days after sending by certified mail. A party hereto may change the address to which notice to it is to be given by notice as provided herein.

13. Governing Law and Forum. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Virginia applicable to contracts made and to be performed entirely within the State of Virginia without reference to its conflict of law provisions. The parties consent to the exclusive venue and jurisdiction of the State and Federal courts located in the State of Virginia in connection with any controversies or claims between the parties, to the extent arising under or relating to this Agreement, provided, however, that either party may seek injunctive or other equitable relief before any court of competent jurisdiction, wherever located.

14. Entire Agreement; Captions; Waivers. This Agreement and the assignment document recorded or to be recorded in the United States Patent and Trademark Office with respect to the Assigned Intellectual Property constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all previous agreements (whether written or oral) related to the subject matter hereof. Notwithstanding the foregoing, nothing contained in the Agreement shall supersede, alter, amend or otherwise affect any agreement between Dr. Gorek and K2M, Inc. or BSM BSA, LLC, relating to Dr. Gorek’s participation with the K2M BSA, any K2M BSA silo, the K2M, Inc. Board of Directors or the Royalty Pool Agreement between Dr. Gorek and K2M, Inc. This Agreement shall not be modified, amended, or supplemented except by a written document executed by both parties. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party. The headings in this Agreement are for convenient reference only and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption has been used in this Agreement. No waiver of any provision or breach of this Agreement shall constitute a waiver of any other provisions or of any other or further breach, and no such waiver shall be effective unless made in writing and signed by an authorized representative of the individual party to be charged with such waiver. Each party understands and represents that it or he has been or has had the opportunity to be advised by counsel.

15. Change in Control, Minimums. In the event of a change in control of K2M, meaning that a person or entity other than a current stockholder of K2M, Inc. acquires a controlling interest in K2M, Inc. (meaning greater than fifty one percent (51%) ownership) other than through a public offering of K2M, Inc. stock, then:

(i) K2M shall notify Dr. Gorek prior to the earlier of six (6) months after the change in control or the first day of the next calendar year following the change in control, that K2M will pay Dr. Gorek minimum annual Royalties every year commencing with the first full calendar year subsequent to the change in control, payable in arrears in quarterly installments within forty five (45) days of the end of each calendar quarter for the remainder of the payment term pursuant to Section 3, above, as follows:

(a) if the change in control occurs prior to April 1, 2008, the amount of the minimum annual royalties shall be equal to four (4) times the Royalties paid or payable to Dr. Gorek for sales or use during the twelve (12) calendar months immediately preceding the date of the change of control;

(b) if the change in control occurs on or after April 1, 2008 and before April 1, 2009, the amount of the minimum annual royalties shall be equal to two and one half (2.5) times the Royalties paid or payable to Dr. Gorek for sales or use during the twelve (12) calendar months immediately preceding the date of the change of control, provided however, that the amount paid to Dr. Gorek under this section 15(i)(b) shall not be less than the amount which would have been paid to Dr. Gorek under section 15(i)(a) had the transaction occurred on March 31, 2008;

(c) if the change in control occurs on or after April 1, 2009, the amount of minimum annual royalties shall be equal to the amount of Royalties paid or payable by K2M to Dr. Gorek for sales or use during the twelve (12) calendar months immediately preceding the date of the change of control, provided however, that the amount paid to Dr. Gorek under this section 15(i)(c) shall not be less than the amount which would have been paid to Dr. Gorek under section 15(i)(b) had the transaction occurred on March 31, 2009, or

(ii) if K2M fails to give notice to Dr. Gorek as provided for in section 15(i) above or fails in any year for which minimum annual Royalties would be payable to make any quarterly payment thereof, then upon notice from Dr. Gorek of such failure to pay and K2M’s failure to cure such nonpayment within thirty (30) days of such notice, Dr. Gorek shall thereafter have a co-exclusive right and license under the Assigned Intellectual Property permitting Dr. Gorek to have one partner in addition to K2M for the Assigned Intellectual Property.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

K2M, INC.		DR. JOSEF GOREK, M.D.

/s/ Eric Major		/s/ Dr. Josef Gorek
Name:	Eric Major
Title:	President and CEO, K2M, Inc.

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